Schedule A
to the Shareholder Servicing Plan

(as amended on June 13, 2018, to add the Pzena International Small Cap Value Fund)

Series or Fund and Class of Advisors Series Trust	Shareholder Servicing Plan Fee as a % of Average Daily Net Assets
Pzena Mid Cap Value Fund
Investor Class	0.10%
Pzena Emerging Markets Value Fund
Investor Class	0.10%
Pzena Long/Short Value Fund
Investor Class	0.10%
Pzena Small Cap Value Fund
Investor Class	0.10%
Pzena International Small Cap Value Fund
Investor Class	0.10%

Acknowledged by:

Pzena Investment Management, LLC

/s/ William L. Lipsev

Name:    William L. Lipsey

Title:      President